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                                                                    EXHIBIT 99.6

For Immediate Release:


CD Warehouse, Inc. Announces Suspension of E-commerce Initiative


OKLAHOMA CITY, OK - September 26, 2000 - CD Warehouse, Inc. announced today that it has suspended operations of its e-commerce website, cdwarehouse.com. As a result of the discontinuation of its E-commerce efforts, the company expects to realize a pre-tax, nonrecurring charge against earnings of approximately $1.7 million during the third quarter of 2000.

"We feel this action is a very positive step toward returning the company to profitability," said Christopher M. Salyer, the company's Chairman and Chief Executive Officer. While the company characterizes the discontinuation of e-commerce sales as an indefinite suspension, it stresses that it is not abandoning e-commerce as a future growth strategy. Many elements of the current system will be retained for redeployment in the future.

"E-commerce should be an integral part of every retailer's business model," Salyer stated. "I believe this to be particularly true in the music industry, as we must secure a strong foothold in the quickly changing universe of digitally delivered music. We will continue to develop an infrastructure on which we can reintroduce this service to our customers in the future. In the interim, we will continue to maintain our corporate website, www.cdwi.com," concluded Mr. Salyer.
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CD Warehouse, Inc. franchises and operates retail music stores in 37 states, the
District of Columbia, England, France, Guatemala, Canada and Venezuela under the names "CD Warehouse", "Disc Go Round", "CD Exchange" and "Music Trader". CD Warehouse stores buy, sell and trade pre-owned CDs, DVDs and games with their customers, as well as sell a full complement of new release CDs. Company information is available at www.cdwi.com.
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Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors, including those contained in the Company's periodic reports filed with the Securities and Exchange Commission.


Contact:      Vickie Clark                   David Race
              Investor Relations             Chief Operating Officer
              CD Warehouse, Inc.             CD Warehouse, Inc.
              (405) 949-2422                 (405) 949-2422